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                                                               EXHIBIT 10.13(b)

                    FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

        This amendment is made effective as of August 1, 1996, by and between Fremont General Corporation (the "Company") and James A. McIntyre (the "Executive"). Unless otherwise defined herein, capitalized terms used in this Amendment shall have the same meaning as in the Employment Agreement dated January 1, 1994.

        WHEREAS, the Executive and the Company entered into an Employment Agreement dated January 1, 1994 (the "Employment Agreement"), and

        WHEREAS, the Executive and the Company desire to amend the Employment Agreement to provide additional financial security and benefits to the Executive in recognition of past services and to encourage Executive to continue employment with the Company.

        NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document and in consideration of the continuing employment of Executive by the Company, the Company and the Executive agree to amend the Employment Agreement as follows:

        1.      A new Section 3(f) will be added as follows:

                "3(f)   Company Event. "Company Event" shall mean the
occurrence of any of the following events:

                        (i) Any "person" or "group" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 30% or more of the total voting power represented by the Company's then outstanding voting securities; or

                        (ii) A change in the composition of the Board of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of August 1, 1996, or (B) are elected, or nominated for election, to the Board of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election ofdirectors to the Company); or

                        (iii) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or
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disposition by the Company of all or substantially all the Company's assets
(other than to a subsidiary or subsidiaries); or

                (iv) The Executive, while serving as Chairman of the Board, has a conservator of his person appointed or dies."

        2. Section 11(a)(ii) shall be amended to read, in its entirety, as follows:

                "(ii)   Options and Restricted Stock. The unvested portion of
any options to acquire Company stock granted to Executive under any Company plan or arrangement ("Options") shall automatically be accelerated and for a period of three (3) months following the Termination date (or such longer period as is specified in the applicable option plan), the Executive shall have the right to exercise all or any portion of such Options in addition to any portion of the Options exercisable prior to the Termination Date. The unvested portion of any unvested stock issued to the Executive or held for the Executive's benefit under any Company plan or arrangement ("Restricted Stock") shall automatically be accelerated in full to become completely vested on the Termination Date.

        3. A new section shall be added as Section 12 to read, in its entirety, as follows:

                "12.    Benefits Upon a Company Event. In the event of a
Company Event that occurs while the Executive is employed by the Company, the unvested portion of any Options or Restricted Stock held by the Executive shall automatically be accelerated in full so as to become completely vested."

        4. A new section shall be added as Section 13 to read, in its entirety, as follows:

                "13.    Limitation on Payments. Notwithstanding anything to the
contrary contained herein, in the event it shall be determined that any payment by the Company to or for the benefit of the Executive, whether paid or payable but determined without regard to any additional payments required under this
Section 13 (a "payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any comparable federal, state, or local excise tax (such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in such an amount that after the payment of all taxes (including, without limitation, any interest and penalties on such taxes and the Excise Tax) on the payment and on the Gross-Up Payment, the executive shall retain an amount equal to the Payment minus all applicable taxes on the Payment. The intent of the parties is that the Company shall be solely responsible for, and shall pay, any Excise Tax on the Payment and Gross-Up Payment and any income and employment taxes (including, without limitation, penalties and interest) imposed on any Gross-Up Payment, as well as any loss of tax deduction caused by the Gross-Up Payment. All determinations required to be made under this Section, including without limitation, whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized accounting firm that is the Company's outside auditor at the time of such determinations, which firm must be reasonably acceptable to the Executive (the "Accounting Firm"). All fees and expenses of the Accounting firm shall be borne solely by the Company."

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5.      Section number and references shall be amended as necessary throughout the Employment Agreement to reflect the foregoing.

        IN WITNESS WHEREOF, this amendment has been entered into as of the date first set forth above.

EXECUTIVE:                              FREMONT GENERAL CORPORATION



James A. McIntyre                       By:
----------------------------               ----------------------------------
James A. McIntyre

Date: August 8, 1996                    Title: President and Chief Operating
----------------------------                   Officer

                                        By: Dickinson C. Ross
                                           ----------------------------------
                                            Dickinson C. Ross

                                        Title: Chair, Compensation Committee
                                               of the Board of Directors